Exhibit 99.1

SALT LAKE CITY — Questar Corp. (NYSE:STR) announced today that Laurence M. Downes, 53, chairman and chief executive officer (CEO) of New Jersey Resources, was elected to the company’s board of directors at its October 26, 2010, board meeting. Mr. Downes was elected for a term beginning Dec. 1, 2010, and expiring at the annual meeting of stockholders in 2011, at which time his continued service will be subject to stockholder approval. With Mr. Downes’ appointment, Questar has expanded its board of directors to eight members.

Mr. Downes joined New Jersey Resources in March 1985 and has served as CEO since July 1995. He also serves as chairman and CEO of New Jersey Resources’ principal subsidiary, New Jersey Natural Gas. New Jersey Resources (NYSE:NJR) is an integrated natural gas company operating primarily in states from the Gulf Coast to New England. Downes is also a director and past chairman of the American Gas Association and the Natural Gas Council and a trustee of the American Gas Foundation.

"Larry brings tremendous knowledge and experience to our board,” said Ron Jibson, Questar president and CEO. “His background as a sitting CEO at New Jersey Resources will be instrumental as he joins our existing board members in moving Questar forward. We’re pleased to have him on our board."

Mr. Downes received a bachelor's degree in business administration in finance in June 1979 from Iona College and a master's degree in business administration in financial management from Iona in June 1981.

Questar Corp. is a Rockies-based integrated natural gas company with an enterprise value of $4.2 billion, headquartered in Salt Lake City. Questar develops, transports and delivers natural gas.

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For more information, visit Questar’s internet site at: http://www.questar.com.